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     October 24, 1986





     Heritage Convertible Income-Growth Trust
     1400 66th Street North
     St. Petersburg, Florida  33710

     Re: Letter of Investment Intent

     Dear Sirs:

              Please be advised that the $100,000 investment in Heritage Convertible Income-Growth Trust being made on or about this date by RJ Fund Management, Inc. is being made as an investment with no present intention of redeeming or reselling such shares.

     Very truly yours,

     RJ FUND MANAGEMENT, INC.


     /s/ Richard K. Riess
     -------------------------
     by Richard K. Riess
        President

     RKR:md























                               RJ FUND MANAGEMENT, INC.
                  The Raymond James Center   1400 66th Street North
          P.O. Box 12749   St. Petersburg, Florida 33733-2749 (813) 344-8143
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